UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 27, 2010

AUTHENTEC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33552	59-3521332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Rialto Place, Suite 100, Melbourne, Florida 32901
(Address of Principal Executive Offices)  (Zip Code)

(321) 308-1300
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2010, Larry Ciaccia, the Chief Executive Officer of AuthenTec, Inc. (the “Company”), entered into a new employment agreement with the Company, having an effective date of September 3, 2010, and an initial term of three years with automatic renewals for successive one-year periods unless notice of non-renewal is provided in writing by either party at least 90 days before the end of the then-current term. Under his new employment agreement, Mr. Ciaccia is entitled to an annual base salary of $304,000, subject to annual review, plus a performance-based target annual bonus opportunity equal to a minimum of 55% of his annual base salary. Mr. Ciaccia is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company.

Mr. Ciaccia was also granted the opportunity to earn a special, one-time bonus in an amount equal to 20% of his annual base salary in the event the Company reports positive net income on a non-GAAP basis for the third fiscal quarter of 2011.  This special, one-time bonus will be paid out within fifteen days following the Company’s release of third quarter earnings for 2011.  In addition to the special one-time bonus, on October 1, 2010, Mr. Ciaccia will be granted an option to purchase 125,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on October 1, 2010.  This stock option grant will be granted under the Company’s 2010 Incentive Plan and will vest over four years (25% on the first anniversary date of the grant and 6.25% per every quarter thereafter), subject to the terms and conditions set forth in the Company’s regular stock option agreement.

Mr. Ciaccia’s employment will terminate upon his death or disability and may be terminated at any time by the Company with or without “cause” (as defined therein), or by Mr. Ciaccia voluntarily or by reason of a “constructive termination” (as defined therein).  If Mr. Ciaccia’s employment terminates by reason of his death or disability, or if the Company terminates his employment for cause or he terminates his employment voluntarily, he will be entitled to his accrued obligations and, so long as his employment is not terminated by the Company for cause, he will also be entitled to a pro-rata bonus for the year of termination.  If the Company terminates Mr. Ciaccia’s employment without cause, or Mr. Ciaccia terminates his employment by reason of a constructive termination, he will be entitled to the following severance benefits, in addition to his accrued obligations: (i) a lump sum severance payment equal to 1.5 times the sum of (A) the greater of his then-current annual base salary or his annual base salary during the preceding year, plus (B) the greater of his then-current target annual bonus opportunity or the actual bonus paid to Mr. Ciaccia in the preceding year; (ii) continuation of health care coverage pursuant to COBRA and other insurance and fringe benefits for 18 months, at the Company’s expense; (iii) a pro rata bonus for the year of termination; and (iv) accelerated vesting on outstanding equity awards that otherwise would have vested within 24 months following his date of termination (or accelerated vesting on all equity awards outstanding as of the date of a change in control if the termination occurs either six months prior to the effective date of a change in control or during the 24-month period following the effective date of a change in control).

Mr. Ciaccia has agreed in his employment agreement not to compete with the Company, and not to solicit the Company’s customers or recruit its employees, during his employment and for a period of 12 months following the termination of his employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC.

	By:	/s/ Frederick R. Jorgenson
Frederick R. Jorgenson
Vice President, General Counsel and
Dated: October 1, 2010		Secretary